Exhibit 3.1

UNITED STATES OF AMERICA	§	ARTICLES OF AMENDMENT OF THE
STATE OF LOUISIANA	§	ARTICLES OF INCORPORATION
	§	OF
PARISH OF EAST BATON ROUGE	§	BUSINESS FIRST BANCSHARES, INC.

BE IT KNOWN, that on this 28th day of September, 2017,

BEFORE ME, the undersigned Notary Public, duly appointed and commissioned in the State and Parish aforesaid,

PERSONALLY CAME AND APPEARED David R. Melville III, President and Chief Executive Officer of Business First Bancshares, Inc., a Louisiana corporation (the “Corporation”), and Heather Roemer, its Secretary, both of whom are duly authorized to act for the Corporation pursuant to a resolution adopted by the Corporation’s board of directors.

WHO DECLARED UNTO ME, Notary, in the presence of the undersigned competent witnesses, as follows:

1.     .At a duly called and convened special meeting of the shareholders of the Corporation held on September 28, 2017, there were 3,887,352 (or approximately 56.07%) of the 6,932,570 shares of the Corporation then outstanding present, in person or by proxy.

2.     .By a vote of 3,830,644 shares (or approximately 55.26%) voting “FOR,” 39,145 shares voting “AGAINST,” and 17,563 shares abstaining, the shareholders of the Corporation approved an amendment to the Corporation’s Articles of Incorporation deleting all of the existing articles thereof and replacing them in their entirety with the following, such that the Articles of Incorporation of the Corporation shall henceforth read as follows:

***

ARTICLE I
Name

The name of this Corporation is Business First Bancshares, Inc.

ARTICLE II
Objects and Purposes

The objects and purposes for which the Corporation is organized are to engage in any lawful business or activity for which corporations may be organized and in which they may engage under the laws of the State of Louisiana.

ARTICLE III
Capital Stock

The total number of shares of capital stock which the Corporation shall have the authority to issue is 55,000,000 shares, which shall consist of 50,000,000 shares of $1.00 par value common stock and 5,000,000 shares of no par value preferred stock. No holder or owner of shares of any class of capital stock of this Corporation shall have any preemptive or preferential right to purchase any share of any class of stock of this Corporation, whether now or hereafter authorized, or any obligations convertible into stock of this Corporation, nor any right of subscription to any of the foregoing, other than such right, if any, as the board of directors, in its sole discretion, may from time to time establish.

The board of directors of the Corporation shall have the authority to amend these Articles of Incorporation, without shareholder approval, to establish one or more classes of preferred stock and to fix the preferences, limitations and relative rights of the shares of any class of preferred stock and to establish, and fix variations in relative rights as between, series of any preferred class.

ARTICLE IV
Board of Directors

The corporate powers and governance of the Corporation shall be vested in and exercised through a board of directors, comprising not more than 25 nor fewer than one person. The Bylaws of the Corporation shall fix the number, qualifications and compensation of the board of directors, their terms of office and mode and manner of their nomination and election, and provide for the filling of vacancies, removal, the number of directors constituting a quorum, and the duties and responsibilities of the directors. Any director absent from a meeting of the board of directors or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

Each director shall be elected by the vote of a majority of the votes cast by the holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected at such a meeting, the directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote at such meeting at which a quorum is present. For purposes of this paragraph, (i) a majority of the votes cast shall mean that the number of shares that voted “for” the election of a director exceeds the number of shares voted “against” that director, and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” the election of any director. Shareholders shall not have cumulative voting in the election of directors.

ARTICLE V
Consent in Lieu of a Meeting

Whenever the affirmative vote of shareholders at a meeting is required to authorize or constitute corporate action under any provision of the LBCA or of the Articles of Incorporation or Bylaws of the Corporation, such action may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares of the Corporation having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

ARTICLE VI
Indemnification

The Corporation may, to the fullest extent permitted by the provisions of the LBCA, as the same may be amended and supplemented, indemnify each director or officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, both as to action in his official capacity and as to action in another capacity while holding such office.

The expenses of directors and officers incurred as a party to any threatened, pending or completed proceeding, shall be paid by the Corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the Corporation of both a written affirmation from the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification under the LBCA and an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.

The right to indemnification and the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these Articles of Incorporation, the Bylaws, a resolution of shareholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the LBCA. The right to indemnification shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, next of kin, executors, administrators and legal representatives.

The Corporation shall not be obligated to reimburse the amount of any settlement unless it has agreed to such settlement. If any person shall unreasonably fail to enter into a settlement of any proceeding within the scope of this Article, offered or assented to by the opposing party or parties and which is acceptable to the Corporation, then notwithstanding any other provision of this Article, the indemnification obligation of the Corporation in connection with such action, suit, or proceeding shall be limited to the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time the settlement could reasonably have been effected.

The Corporation, may, but need not, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of the LBCA and of this Article subject to the imposition of such conditions or limitations as the board of directors of the corporation may deem necessary or appropriate.

The board of directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.

The provisions of this Article are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations, including, but not limited to 12 U.S.C. 1828(k) and regulations promulgated thereunder from time to time by applicable federal banking agencies. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.

ARTICLE VII
Limitation of Liability

The personal liability of directors and officers of the Corporation to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer or otherwise, shall be limited or eliminated to the fullest extent permitted by the LBCA, as amended from time to time. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the corporation’s Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII
Unclaimed Property

The shareholders of the Corporation hereby relinquish in favor of the Corporation any and all right to, or title or interest in, and hereby transfer to the Corporation, all cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within a reasonable time as determined by the board of directors (not less than one year) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or to deliver the certificates for the shares to such shareholders within such time, and the same shall, at the expiration of such time, be deemed transferred to and vested in full ownership in the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, to any shareholder shall thereupon cease; provided that the board of directors may, in its sole discretion, authorize (i) payment of the amount of any cash or property dividend or redemption price or (ii) issuance of any shares, ownership of which has become vested in the Corporation pursuant hereto, to the person or entity who or which would be entitled thereto had such transfer not occurred.

ARTICLE IX
Special Meetings of Shareholders

Special meetings of the shareholders of the Corporation may be called by the board of directors, the Chairman of the Board, the President or the Chief Executive Officer of the Corporation in the manner set forth in the Bylaws, and shall be called by the Secretary of the Corporation upon the written demand of the holders of at least 25% of all shares entitled to vote at the proposed meeting pursuant to a request made in accordance with procedures set forth in the Bylaws. Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

ARTICLE X
Repeal of Articles VI, VII and X

Notwithstanding any other provision of these Articles, the affirmative vote of at least 80% of the total voting power of the Corporation shall be required to amend or repeal Article VI, Article VII or this Article X, and any repeal or amendment of Article VI, Article VII or this Article X by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article VII that may have arisen prior to such appeal or amendment.

***

[Signature Page Follows]

[Signature Page to Articles of Amendment of the Articles of Incorporation]

THIS DONE AND PASSED in the Parish of East Baton Rouge, State of Louisiana on the date first set forth above in the presence of the undersigned competent witnesses who sign with me, Notary, and the said appearers, after due reading of the whole.

WITNESSES:	APPEARERS:
Name: (Please Print)	David R. Melville III, President and Chief Executive Officer

Name: (Please Print)	Heather Roemer, Secretary

Notary Public Printed Name: My Commission Expires: _______